EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT


On-Line Bedding Corporation, an Illinois corporation
PPI Capital Corporation, a Utah corporation
CGI Capital, Inc., a Florida corporation
CGI Total Media, Inc., an Illinois corporation